EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") executed March 29, 1997 but is effective for all purposes as of March 1, 1997, by and between INDUSTRIAL HOLDINGS, INC., a Texas corporation, or its assigns (the "Purchaser"), and CATALYST ENERGY SERVICES, INC., a Delaware corporation ("Catalyst"), being the sole shareholder of MANIFOLD VALVE SERVICES, INC., a Delaware corporation ("MVS").

                              W I T N E S S E T H:

        WHEREAS, Catalyst is the owner of one hundred (100%) percent of the issued and outstanding shares of capital stock of MVS (herein collectively referred to as the "MVS Shares"); and

        WHEREAS, pursuant to that certain Stock Purchase Agreement dated November 18, 1996 (the "11/18 Agreement"), which 11/18 Agreement was effective as of December 5, 1996 (the "Effective Date of the 11/18 Agreement"), Herlin Industries, Inc., a Delaware corporation ("Herlin") acquired ninety-eight percent (98%) of the issued and outstanding capital stock of Catalyst; and

        WHEREAS, in the 11/18 Agreement, certain representations and warranties were made to Herlin by the sellers of the Catalyst shares (the "Prior Catalyst Owners") regarding MVS for the period up to the Effective Date of the 11/18 Agreement (the "Prior Owners' MVS Representations and Warranties"); and

        WHEREAS, Catalyst desires to sell all of the MVS Shares to the Purchaser, and the Purchaser desires to purchase the MVS Shares, all upon the terms and conditions set forth herein; and

        NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

        Section 1. SALE AND PURCHASE OF THE MVS SHARES. Catalyst hereby sells, assigns and conveys to the Purchaser, free and clear of all security interests, pledges, liens, charges and encumbrances, all the MVS Shares, and Catalyst hereby transfers and delivers to the Purchaser contemporaneous with the execution of this Agreement, the certificates evidencing the MVS Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank. The Purchaser hereby purchases and accepts the MVS Shares for the consideration set forth in Section 2 hereof.

        Section 2. PURCHASE PRICE. The purchase price for the MVS Shares paid to Catalyst by the Purchaser contemporaneous with the execution of this Agreement is as follows:

               (a) Catalyst shall receive, as partial payment of the Purchase Price, six hundred thousand (600,000) shares of Purchaser's Common Stock, $0.01 par value per share (the "IHI Stock").

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               (b) the sum of Four Hundred Forty-two Thousand Five Hundred and
        No/100 Dollars ($442,500.00) shall be evidenced and paid in accordance with the terms of a promissory note (the "Note"), payable to Catalyst, such Note to be in substantially the form of EXHIBIT "A" attached hereto be payable as follows: the Note shall be non-interest bearing and be payable in six (6) equal monthly installments due on the fifteenth
        (15th) day of each and every month during the term thereof and each being in the amount of $73,750.00, commencing on May 1, 1997, with a final payment being due and payable on October 1, 1997; the Note shall be prepayable at any time by the Purchaser without notice, penalty or fee.

        Section 3. REPRESENTATIONS AND WARRANTIES OF CATALYST. Catalyst hereby represents and warrants to Purchaser that:

               Section 3.1. ORGANIZATION AND STANDING OF MVS. MVS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own and hold the properties and assets it now owns and holds and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. MVS is duly licensed and qualified to do business as a foreign corporation in those jurisdictions listed on SCHEDULE 3.1 hereto. SCHEDULE 3.1 hereto contains complete and correct copies of the Articles of Incorporation including any amendments thereto and By-Laws of MVS as in effect on the date hereof.

               Section 3.2.  SUBSIDIARIES.  MVS has no subsidiaries.

               Section 3.3. CAPITAL STOCK. The authorized capital stock of MVS consists of 10,000 shares of Common Stock, $0.01 par value, of which, on the date of this Agreement 10,000 are validly issued and outstanding, fully paid and nonassessable, one hundred (100%) percent of which are owned by Catalyst, free and clear of all liens and encumbrances. MVS does not have any outstanding subscriptions, options or other agreements or commitments obligating it to issue shares of capital stock.

                Section 3.4. FINANCIAL STATEMENTS, ETC. The following unaudited financial statements of MVS have been delivered to the Purchaser and are attached hereto as SCHEDULE 3.4:

                      (a) the balance sheet of MVS as of December 31, 1996 (the
               "Year-end Balance Sheet") and the related statements of income and retained earnings and cash flows for the year then ended (such balance sheets, the related statements of income and retained earnings and cash flows being hereinafter together referred to as the "Year-end Financial Statements"); and

                      (b) the unaudited balance sheet of MVS as of February 28,
               1997 (the "Interim Balance Sheet") and the related statement of income for the two (2) month period then ended (such balance sheet and related statements of income being hereinafter together referred to as the "Interim Financial Statements").

               The Year-end Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") have been prepared from the books and records of MVS using accounting

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        principles applied by MVS on a basis consistent with preceding years and throughout the period involved, and present fairly the financial position of MVS as of the dates of such statements, subject with respect to the Interim Financial Statements to year-end adjustments and to the absence of a physical inventory count and certain statements, notes and schedules.

               The trade accounts and other receivables of MVS which are classified as current assets on the Year-end Balance Sheet and the Interim Balance Sheet (collectively, the "Balance Sheets") are bona fide receivables, were acquired in the ordinary course of business, and subject to the reserve for doubtful accounts, are believed to be good and collectible, and are not subject to any factoring arrangement.

               The inventories of MVS reflected on the Balance Sheets are valued at the lower of cost or market. There have been no write-ups of inventories or other assets.

               MVS has no liabilities of the type and in amounts required to be reflected or disclosed in a balance sheet (or notes thereto) other than:

               (i) those set forth or reserved against in the Interim Balance Sheet,

               (ii) those incurred since the date of the Interim Balance Sheet in the ordinary course of business,

               (iii) those disclosed in the schedules hereto, and

               (iv) those referred to in this Agreement or that exist by reason of this Agreement.

               Since the Effective Date of the 11/18 Agreement, MVS's books of account have been kept in all material respects in the ordinary course of business in a manner consistent with prior periods, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of MVS have been properly recorded in such books in all material respects.

               Section 3.5. TAX MATTERS. MVS has filed when due, including any extensions, all federal, state, county and local income, payroll, corporate franchise, sales, excise and use and ad valorem tax (collectively, "Tax") reports and returns in connection with MVS's business, assets and employees, and has paid and discharged all Taxes related to the assets or the business of MVS for the periods covered by such returns shown thereon to be due. MVS has made available to the Purchaser, to the extent requested by the Purchaser, all Tax reports and returns of MVS for all periods ending prior to the date hereof. The current liability for Federal, state and local taxes reflected on the Financial Statements, if any, represents at the date thereof, reasonable and adequate provision for the payment of all accrued and unpaid current Federal, state and local taxes of MVS based upon MVS's tax structure. Since the Effective Date of the 11/18 Agreement, no assessments of deficiencies have been made against MVS, and no extensions of time are in effect for the filing of any returns or the assessment of deficiencies. No examinations by the Internal Revenue Service of the Federal income tax returns of MVS for any taxable year are presently pending. In the event that after the Effective Date, a deficiency is determined in the amount of Federal, state or local tax payable by MVS, which deficiency relates to periods prior to the Effective Date, then in that event, Catalyst, in the manner set forth in Section 9 hereof, shall be fully responsible for and shall

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        indemnify and hold the Purchaser and MVS harmless from the payment of any such deficiency, tax liability, penalty, interest, loss, costs, expenses or claim (including attorney and accountant fees) with respect thereto.

               MVS has not received notice of any Tax deficiency outstanding, proposed or assessed against or allocable to MVS, nor has MVS executed any waiver of any statute of limitations on the assessment or collection of any Tax.

               Section 3.6. ACTS SUBSEQUENT TO THE EFFECTIVE DATE OF 11/18 AGREEMENT. Since the Effective Date of the 11/18 Agreement, MVS has not:

                      (a) issued, delivered or agreed to issue or deliver any
               stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) or granted or agreed to grant any options, warrants or other rights calling for the issuance thereof;

                      (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any obligation or liability (absolute or contingent) except in the ordinary course of business;

                      (c) purchased or redeemed any shares of its capital stock;

                      (d) entered or agreed to enter into any agreement or
               arrangement granting any preferential rights to purchase substantially all of the assets, properties or rights of MVS (including management and control thereof), or requiring the consent of any party to the transfer and assignment of such assets, properties or rights (or changes in management or control thereof), or providing for the merger or consolidation of MVS with or into another corporation;

                      (e) suffered any material losses or waived any rights of
               material value;

                      (f) except in the ordinary course of business, made or
               permitted any amendment or termination of any contract, agreement or license to which it is a party;

                      (g) made any accrual or arrangement for a payment of
               bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                      (h) increased the rate of compensation payable or to
               become payable by it to any of its officers or key employees compensated at a rate in excess of $15,000 per annum; or made any increase in any profit sharing, bonus, incentive, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees;

                      (i) made any capital expenditures or commitments therefor
               aggregating more than $10,000, or committed to purchase inventories, parts, supplies or other items in excess of its normal, ordinary and usual requirements or at excessive prices, all computed based on historical practices of MVS;

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                      (j)    experienced any significant labor trouble;

                      (k) suffered any damage, destruction or loss, whether or
               not covered by insurance, which materially and adversely affects its assets or business, or had any material adverse change in the business, operations, financial condition or prospects of MVS; or

                      (l) taken any action, or permitted any non-action, which
               would cause the material inaccuracy of any of the Prior Owner's MVS Representations and Warranties.

               Section 3.7. LITIGATION AND PROCEEDINGS. There are no actions, suits or proceedings pending or, to the knowledge of Catalyst, threatened against or affecting MVS, which involve the possibility of any judgment or liability not fully covered by casualty or liability insurance.

               Section 3.8.  ENVIRONMENT AND HEALTH.

                      (a) Since the Effective Date of the 11/18 Agreement, (i)
               the real estate and improvements thereon owned and/or leased by MVS located at I-10 Service Road South, Jennings, LA 70546 (hereinafter referred to as the "Real Estate") and its existing uses comply, and (ii) MVS is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Estate and the conduct of MVS's business operations, any applicable statutes, laws, rules, regulations, ordinances, codes, licenses or permits of any governmental authorities relating to environmental matters including without limitation the Comprehensive Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Toxic Substance Control Act of 1976, which violations would cause a material adverse effect to the business, properties, assets or condition, financial or otherwise, of MVS.

                      (b) Since the Effective Date of the 11/18 Agreement, MVS
               has (i) operated the Real Estate and has at all times received, handled, used, stored, treated, shipped and disposed of all hazardous and toxic substances, petroleum products and waste in material compliance with all applicable environmental, health or safety statutes, ordinances, orders, rules, regulations and requirements.

                      (c) To the best of Catalyst's knowledge, there are no
               statutes, orders, rules or regulations relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the Real Estate, nor has MVS received any notice of any of the same.

                      (d) Since the Effective Date of the 11/18 Agreement, and
               except in compliance with all applicable environmental health or safety statutes, ordinances, rules or regulations, no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on or near the Real Estate by MVS, nor has the Real Estate been used at any time by MVS as a landfill or a waste disposal site. No asbestos, urea formaldehyde or polychlorinated biphenyls are present on the Real Estate. To the best of Catalyst's knowledge, there have never been any underground storage tanks located at the Real Estate.

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                      (e) Since the Effective Date of the 11/18 Agreement, no
               notices of any violation of any of the matters referred to in subsections (a) through (d) of this Section 3.11 relating to Real Estate or its use have been received by MVS. To the best of Catalyst's knowledge, there are no writs, injunctions, decrees, orders or judgments outstanding and no lawsuits, claims, proceedings or investigations pending or threatened, relating to the ownership, use, maintenance or operation of any of the Real Estate and there is no basis for the institution of filing of any such lawsuit, claim, proceeding or investigation.

                      (f) Since the Effective Date of the 11/18 Agreement, no
               employee of MVS has submitted a claim to MVS or filed suit alleging that such employee suffers from chronic injury or illness resulting from exposure to toxic substances, hazardous substances or manufacturing processes used in connection with MVS's business or present at the place of business of MVS.

               Section 3.9. INSURANCE COVERAGE. Since the Effective Date of the 11/18 Agreement, MVS has maintained policies of casualty, liability, use and occupancy and other forms of insurance with reputable and financially sound insurers, covering its properties and assets in amounts and against such losses and risks as are generally maintained for comparable businesses and properties, and valid policies for such insurance are now duly in force.

               Section 3.10. LICENSES, PERMITS AND AUTHORIZATIONS. Since the Effective Date of the 11/18 Agreement, MVS's business is being conducted in compliance with all applicable laws, ordinances, rules and regulations of all governmental authorities, including, without limitation, export rules and regulations.

               Section 3.11. AMERICANS WITH DISABILITIES ACT. Since the Effective Date of the 11/18 Agreement, MVS has not received notice of any violation by MVS, and MVS is not currently in violation of, the Americans with Disabilities Act, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting persons with disabilities.

               Section 3.12. GUARANTEES, ETC. BY MVS. Since the Effective Date of the 11/18 Agreement, MVS has not given any guarantee, indemnity, warranty or bond, or incurred any other similar obligation or created any security for or in respect of, liabilities, actual or contingent, of any other person.

               Section 3.13. OSHA. Since the Effective Date of the 11/18 Agreement, MVS has not received notice of any violation by MVS, and MVS is not currently in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety.

               Section 3.14. ABSENCE OF ADVERSE AGREEMENTS. Since the Effective Date of the 11/18 Agreement, MVS has not been a party to any instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects the business, properties, assets or condition, financial or otherwise, of MVS.

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               Section 3.15. NO DEFAULTS. Since the Effective Date of the 11/18
        Agreement, MVS has not been in default under, nor has any event occurred which with notice or lapse of time or both, could result in a waiver of any material right or default under, any outstanding indenture, mortgage, contract or agreement to which MVS is a party or by which MVS or its assets may be bound, or under any provision of MVS's Articles of Incorporation or By-Laws (or comparable instruments).

               Section 3.16. NO CONFLICTS. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of MVS, or under any law, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which MVS is a party or by which its properties may be bound.

               Section 3.17. BOOKS AND RECORDS. The books and records of MVS are in all material respects complete and correct and have been maintained in accordance with good business practice and reflect a true record of all meetings or proceedings of the Board of Directors and shareholders of MVS.

               Section 3.18. TITLE TO MVS SHARES AND AUTHORITY. Catalyst has valid and marketable title to the MVS Shares, free and clear of any security interests, pledges, liens or similar encumbrances, and Catalyst has full right, power and authority and due authorization to sell and transfer such MVS Shares hereunder, and upon the delivery of and payment for such MVS Shares Catalyst will transfer to the Purchaser valid and marketable title thereto, free and clear of any security interests, pledges, liens or similar encumbrances. This Agreement constitutes the valid and legally binding obligation of Catalyst, enforceable in accordance with its terms.

               Section 3.19. DISCLOSURE. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by MVS or Catalyst to the Purchaser contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of MVS uniquely) known to Catalyst which materially adversely effects or in the future can be reasonably expected to materially adversely effect the properties, business, operations or financial condition or prospects of MVS.

               Section 3.20. BROKERS. Catalyst has no outstanding claims against it for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

               Section 3.21. CORPORATE PROCEEDINGS OF CATALYST. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of Catalyst, and this Agreement constitutes the valid and legally binding obligation of Catalyst, enforceable in accordance with its terms.

        Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to and agrees with Catalyst that:

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               Section 4.1. ORGANIZATION, STANDING AND AUTHORITY OF THE
        PURCHASER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has full corporate power and authority to conduct its business as it is now being conducted, to enter into and carry out the provisions of this Agreement.

               Section 4.2. NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

               Section 4.3. CORPORATE PROCEEDINGS OF THE PURCHASER. The execution, delivery and performance of this Agreement has been authorized by the Board of Directors of the Purchaser, and this Agreement constitutes the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

               Section 4.4. BROKERS. Purchaser has no outstanding claims against it for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

               Section 4.5.  REGARDING THE IHI STOCK.

               (a) The IHI Stock described in Section 2(a) shall be issued in compliance with Regulation D of the Securities Act of 1933, and Catalyst hereby agrees to comply with Regulation D and to execute and deliver such investment letters and other instruments as the Purchaser's counsel shall reasonably request to insure compliance with Regulation D. All shares of the IHI Stock issued to Catalyst pursuant to this subsection shall be stamped or otherwise imprinted with a legend in substantially the following form: "The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the Securities Act of the State of Texas. They may not be offered for sale, sold, transferred, pledged or otherwise disposed of, unless (i) they are registered under the Securities Act of 1933, as amended, or (ii) if the sale or transfer of such shares is exempt from the registration provisions of the Securities Act of 1933, as amended." Purchaser shall use its best efforts to file or cause to be filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "Registration Statement") on or before June 1, 1997, which Registration Statement shall include the IHI Stock.

               (b) From the Effective Date of this Agreement through the end of the twenty-four (24) month period after the Registration Statement's Effective Date (the "Put Period"), Catalyst shall have the right (the "Put"), exercisable at any time during the Put Period, to require the Purchaser to purchase, and the Purchaser shall be obligated to purchase from Catalyst any or all of the IHI Stock at a price equal to $10.00 per share.

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               (c) In the event Catalyst exercises the Put, the Purchaser shall have the obligation to purchase such shares of the IHI Stock as specified in a written notice delivered by Catalyst to the Purchaser in accordance with the provisions of subparagraph (e) below.

               (d) The Purchase Price for the IHI Stock to be purchased by the Purchaser hereunder upon Catalyst's exercise of the Put shall be paid in cash.

               (e) The closing of the purchase and sale of the IHI Stock upon Catalyst's exercise of the Put pursuant to this Section 4.5 shall take place at the offices of Purchaser, 7135 Ardmore, Houston, Texas 77054, on a business day mutually agreed upon by the parties not less than ten (10), nor more than fifteen (15) business days after receipt of the notice referred to in subparagraph (c) of this Section 4.5 (the "Closing"). At the Closing, the Purchaser shall deliver to Catalyst immediately available funds in the amount of the Purchase Price, and Catalyst shall deliver to the Purchaser a certificate or certificates evidencing such shares of the IHI Stock together with stock powers duly executed in blank by Catalyst attached to such certificate(s).

               (f) The parties hereto agree and represent to each other that no commission, brokerage or finder's fee or other like payment with respect to this Section 4.5 or the transactions contemplated hereby is due or payable by any party hereto to any person. The Purchaser will pay all fees and expenses incurred by it and Catalyst in connection with the transactions contemplated by this
               Section 4.5, including fees and expenses of counsel, accountants, auditors and other independent parties engaged by the parties hereto.

        Section 5. EFFECTIVE DATE. The Effective Date of this Agreement shall be effective as of 12:01 a.m. on the Effective Date.

        Section 6. CATALYST'S DELIVERIES. Contemporaneous with the execution of this Agreement, Catalyst shall deliver to the Purchaser the following:

               (a) STOCK CERTIFICATES. The certificates evidencing the MVS Shares, duly endorsed in blank, or accompanied by stock powers duly executed in blank.

               (b) RESIGNATIONS. The resignations of those officers and directors of MVS as may be requested by the Purchaser.

               (c) CORPORATE RECORDS. The minute books, stock certificate books, corporate seals and other corporate books, records, data and papers of MVS.

               (d) AGREEMENT OF HERLIN. The agreement of Herlin, dated the Effective Date, in the form attached as EXHIBIT "B" to this Agreement, to pursue, on behalf of and at the request of Purchaser, in accordance with the terms of Article X of the 11/18 Agreement, the Prior Catalyst Owners for indemnification for any damages, penalties, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including counsel fees and expenses of investigation, defending and prosecuting litigation, which are incurred by Purchaser as a result of

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        any breach or misrepresentation of any of the Prior Catalyst Owners' MVS
        Representations and Warranties in the 11/18 Agreement.

        Section 7. THE PURCHASER'S DELIVERIES. Contemporaneous with the execution of this Agreement, the Purchaser shall deliver, or cause to be delivered, to Catalyst:

               (a) PROMISSORY NOTE. The Promissory Note in accordance with the provisions of Section 2 hereof.

               (b) IHI STOCK. The IHI Stock in accordance with the provisions of
        Section 2 hereof.

        Section 8.    NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

               Section 8.1. NATURE OF STATEMENTS. All statements contained in any schedule or any certificate or other instrument delivered by or on behalf of Catalyst or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by Catalyst or the Purchaser, as the case may be.

               Section 8.2. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, agreements and undertakings contained herein or in any Schedule, Certificate or other document shall remain operative and in full force and effect, and shall survive the Closing and the delivery of all consideration and documents pursuant to this Agreement, and shall continue in effect until April 5, 1998; provided, however, that any such representation, warranty, covenant, agreement or undertaking as to which a bona fide claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved in accordance with the terms of this Agreement.

        Section 9.    INDEMNIFICATION BY CATALYST AND RELATED MATTERS.

               Section 9.1. INDEMNIFICATION BY CATALYST. Subject to the limitations set forth in Section 9.3 below, Catalyst agrees to defend, indemnify and hold harmless the Purchaser and MVS, and their respective successors and assigns, from, against and in respect of any and all loss or damage suffered by MVS or the Purchaser resulting from, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Catalyst under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to the Purchaser by Catalyst or MVS pursuant to the terms of this Agreement, together with any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

               Section 9.2. PROCEDURE FOR MAKING CLAIMS. If and whenever the Purchaser desires to claim indemnification by Catalyst pursuant to the provisions of Section 9, the Purchaser shall promptly deliver to Catalyst a certificate signed by the Chairman of the Board, President or Vice President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser or MVS, their successors and assigns, has paid or properly accrued losses, damages or expenses in an aggregate stated amount to which the Purchaser is entitled to indemnification pursuant to this
        Section 9, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated, the

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        date each such item was paid or properly accrued and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify Catalyst shall relieve Catalyst from liability only if he is prejudiced thereby. Catalyst shall have the right to defend any claim by a third party at the expense of Catalyst. The Purchaser and MVS, as the case may be, shall provide to Catalyst prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser or MVS and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. Catalyst, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser and MVS, nor enter into any settlement (except the written consent of the Purchaser and MVS) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser and MVS of a release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser and MVS shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

               Section 9.3. THRESHOLD AND AGGREGATE LIMITATIONS ON INDEMNIFICATION. Notwithstanding anything to the contrary contained in
        Section 9.1, Catalyst shall not be obligated to indemnify the Purchaser or MVS, or their respective successors and assigns, unless the aggregate amount of such loss, damage or cost referred to in Section 9.1 ("Loss") for which Catalyst would, but for the provisions of this Section 9.3, be liable exceeds, on an aggregate basis, $50,000.00 at which time Catalyst's indemnification obligation shall be for the entire amount in excess of $50,000.00; provided however, that such $50,000.00 threshold amount shall not limit any Catalyst's liability for a knowing and intended breach of a representation, warranty or covenant of such party hereunder. The liability of Catalyst for breach of its representations, warranties, covenants and agreements hereunder shall be limited to $150,000.00. Provided however, the threshold and aggregate limitations on indemnification by Catalyst set forth in this Section 9.3 shall not be applicable to the obligations of Herlin to pursue, on behalf of and for the monetary benefit of Purchaser, the Prior Catalyst Owners for indemnification under the 11/18 Agreement as set forth in that certain letter agreement executed contemporaneously herewith pursuant to Section 6(d) above. Likewise, no sums claimed or received by Purchaser through Herlin from the Prior Catalyst Owners pursuant to the Letter Agreement shall be subject to the threshold and aggregate limitations set forth above; it being understood, however, that the 11/18 Agreement contains, within its indemnification provisions, certain threshold and aggregate limitations on indemnification which may be applicable to claims made by Herlin on behalf of and for the benefit of Purchaser.

        Section 10. INDEMNIFICATION BY THE PURCHASER. Purchaser, from and after the Effective Date, agrees to defend, indemnify and hold harmless Catalyst, and its and assigns, from, against and in respect of any and all loss or damage suffered by Catalyst resulting from, caused by, arising out of, or in any way relating to any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any list, schedule, certificate, or other instrument furnished or to be furnished to Catalyst by the Purchaser pursuant to the terms of this Agreement, together with any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing. The liability of the Purchaser for breach of its representations, warranties, covenants and agreements hereunder shall be limited to $150,000.00 (it being specifically understood that Purchaser's

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
liability for any breach of or nonfulfillment of any of its agreements or covenants hereunder is excluded form such limitation).

        Section 11. EXPENSES. Catalyst and the Purchaser shall pay its own respective expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated hereby.

        Section 12. NOTICES. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and be: (i) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified for such party herein; or (ii) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express, addressed to such party at the address specified herein. Notices shall be effective on the date of delivery or receipt, or if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the notice is mailed pursuant to (i) preceding or the day after deposited into the custody of an overnight delivery service pursuant to (ii) preceding. For purposes hereof, the addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particularly person whose address is to be changed):

                (a) if to Catalyst, to Catalyst Energy Services, Inc., c/o 1980 Post Oak Blvd., Suite 2030 Houston, Texas 77056, Attn: Mr. Charles Underbrink; and

                (b) if to the Purchaser, to Industrial Holdings, Inc., 7135 Ardmore Street, Houston, TX 77054, Attention: Robert E. Cone, Chief Executive Officer; with a copy to: Lawrence J. Fontana, Stumpf Falgout Craddock & Massey, 1400 Post Oak Blvd., Suite 400, Houston, Texas 77056.

        Section 13.   MISCELLANEOUS.

               Section 13.1. FURTHER ASSURANCES. Catalyst hereby agrees to execute and deliver from time to time at the request of the Purchaser and without further consideration, such additional instruments of conveyance and transfer and to take such other action as the Purchaser may reasonably require more effectively to convey, assign, transfer and deliver the MVS Shares to the Purchaser, and to effectuate the terms, agreements and covenants contained in this Agreement.

               Section 13.2. ASSIGNMENT. Purchaser may assign its rights and obligations under this Agreement to any of its affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

               Section 13.3. SECTION AND PARAGRAPH HEADINGS. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               Section 13.4. AMENDMENT. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

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
               Section 13.5. ENTIRE AGREEMENT. This Agreement and the exhibits, schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof.

               Section 13.6. PUBLIC ANNOUNCEMENTS. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior written approval of the Purchaser, except as may be required by law.

               Section 13.7. U.S. DOLLARS. All monetary amounts referred to in this Agreement are stated in U.S. Dollars.

               Section 13.8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

               Section 13.9. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.

                                    PURCHASER:

                                    INDUSTRIAL HOLDINGS, INC.


                                    By: /S/ROBERT E. CONE
                                        Robert E. Cone, President
                                        and Chief Executive Officer


                                    CATALYST:

                                    CATALYST ENERGY SERVICES, INC.


                                    By:  /S/JOHN L. THOMPSON
                                    Name:John L. Thompson
                                         Chairman

EXHIBIT "A" - form of Promissory Note EXHIBIT "B" - form of agreement with
Herlin

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